SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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FEDERAL SIGNAL CORPORATION

(Name of Registrant as Specified in its Charter)

WARREN B. KANDERS
STEVEN R. GERBSMAN
NICHOLAS SOKOLOW

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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WARREN B. KANDERS
STEVEN R. GERBSMAN
NICHOLAS SOKOLOW

c/o Kanders & Company, Inc.
One Landmark Square, 22nd Floor
Stamford, CT 06901

April 6, 2009

To Stockholders of Federal Signal Corporation

Dear Fellow Stockholders:

      I am writing to you on behalf of myself, a long term shareholder of Federal Signal Corporation, and Mr. Steven R. Gerbsman and Mr. Nicholas Sokolow, who collectively own 1,382,356 shares (approximately 2.9%) of the outstanding common stock of the Company- more than 7.5 times as many shares owned by the entire current Board of Directors combined. We are extremely disappointed with the performance of the current Board of Directors and the 70.5% destruction in shareholder value during the past year. We are seeking your vote to elect our three highly qualified and independent nominees at the stockholders meeting scheduled to be held on April 29, 2009.

      Our nominees have extensive experience and a proven track record of building value for shareholders. As you are probably aware, in September of 2008 the current Board appointed William H. Osborne as Chief Executive Officer. Mr. Osborne has virtually no experience in the Company’s core businesses or in running a public company. Since his appointment, shareholder value has eroded by 71.9%, from $15.71 per share on September 16, 2008, the day after he was appointed, to $4.42 on March 12, 2009, the day on which Mr. Osborne was interviewed by Bloomberg News and was quoted as saying the Company “needs a big internal merger” to reduce expenses due to a “history of acquisitions without integration.” While some of this decline may be attributable to general market conditions, we believe most of the decline reflects the market’s view that under the direction of this current Board, Mr. Osborne will be unable to reverse the Company’s declining fortunes. We believe that Mr. Osborne and other directors will benefit from the constructive participation of our nominees in the Boardroom.

      Over the past three years, Federal Signal has significantly underperformed its peers in shareholder total returns -61% vs. -29%, as well as in most other metrics of concern to shareholders: return on equity 8.6% vs. 22.7%; return on assets 3.6% vs. 9.9%; and return on capital 5.6% vs. 14.1% .

      Despite this poor performance, the Board has rewarded a parade of CEO’s with oversized compensation:

Name	Base Salary	Bonus/Options/Other	Total
		Compensation
Robert Welding	$686,700	$3,036,120	$3,722,820	(2007)
James E. Goodwin	$506,602	$293,248	$799,850	(2008)
William H. Osborne	$192,083	$1,268,891	$1,460,974	(2008)

     Is it any wonder that Glass Lewis & Co., a leading independent shareholder advisory firm, gave Federal Signal a grade of “F”, its lowest score, in its “pay for performance” model for the past three years, noting “Overall, the Company [FSS] paid more than its peers, but performed worse than its peers.” (Emphasis added). “F”-- for “Failure”! Based on its analysis, Glass Lewis recommended that shareholders “withhold” their vote from the Board’s nominees in its uncontested 2008 election of directors. During this same time, the average compensation paid to non employee members of the Board of Directors increased 60% from $87,700 in 2006 to approximately $140,000 per year in 2008.

WE BELIEVE THE BOARD AND SHAREHOLDERS NEED THE EXTENSIVE
EXPERIENCE OF OUR INDEPENDENT NOMINEES AT THIS IMPORTANT TIME

      Between 1996 and 2007, I served as Chairman of the Board, and from 2003 also as Chief Executive Officer, of Armor Holdings, Inc., growing the company into a diversified global manufacturer of protective systems for the military, government, law enforcement agencies and commercial customers, competing directly with Federal Signal in the manufacture and sale of signal devices. Another of our nominees, Nicholas Sokolow, a practicing attorney specializing in corporate governance, also served on the Armor Board, as a member of its Compensation, Nominating/Corporate Governance and Audit Committees, as well as serving as a member of other public company boards.

      During this period, Armor’s revenues and EBITDA increased from approximately $12 million and $1 million, respectively, in 1995 to approximately $2.36 billion of revenues and $286 million of EBITDA for fiscal 2006, with fiscal 2007 guidance of approximately $3.5 billion in revenues. According to the Armor Holdings Form 10-K for the year ended December 31, 1995, the average stock price in the quarter immediately preceding Mr. Kanders’ initial investment was $2.125. The value of $100 invested in Armor Holdings at the average stock price of $2.125 would have been worth approximately $4,141 at the time the sale of Armor Holdings was announced in May 2007, which represents a compounded annual return to Armor Holdings’ shareholders of approximately 38.7% per annum for the 11.5 year period.

      Our third nominee, Steven R. Gerbsman, has more than 30 years of experience in providing consulting, management, advisory and investment banking services to clients in a broad range of industries -- especially the “information business” that Federal Signal’s management has identified as key to its future. He has particular expertise in assisting companies in crisis management, expense reduction and turnaround situations.

WE ARE SEEKING TO HELP – NOT GAIN CONTROL OF THE BOARD

     Our nominees, if elected, will constitute only three of ten members on the Board. Nonetheless, we believe we can be the catalyst, working collaboratively with other Board members, to create and direct the implementation of a new strategy that will expand the Company’s business, re-energize the Company’s dedicated work force, restore the Company’s image with its customers and create shareholder value -- putting concern for the shareholders ahead of the interests of the Board and management.

VOTE TO PROTECT YOUR INVESTMENT. VOTE TO PUT SHAREHOLDERS ON
THE BOARD WHO WILL FIGHT FOR YOUR INTEREST.
VOTE FOR THE ELECTION OF WARREN B. KANDERS,
NICHOLAS SOKOLOW AND STEVEN R. GERBSMAN BY SIGNING THE
ENCLOSED GOLD PROXY AND RETURNING IT TO MACKENZIE PARTNERS IN
THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE PROVIDED.

IMPORTANT: Remember, even if you have already voted management’s white proxy card, you can change your vote by voting the enclosed GOLD proxy card. Your vote is important.

      If you have any questions, please feel free to call Mackenzie Partners at 800-322-2885 or collect at 212-929-5500 or email: Proxy@Mackenziepartners.com.

      We appreciate your support.

Very truly yours,

Warren B. Kanders	Steven R. Gerbsman	Nicholas Sokolow

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of the proxy materials, please contact:

105 Madison Avenue New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect) Or TOLL-FREE (800) 322-2885